As filed with the Securities and Exchange Commission on May 20, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SiteOne Landscape Supply, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4056061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Colonial Center Parkway, Suite 600

Roswell, Georgia 30076

(Address of Principal Executive Offices) (Zip Code)

 SITEONE LANDSCAPE SUPPLY, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

Briley Brisendine

Executive Vice President, General Counsel and Secretary

SiteOne Landscape Supply, Inc.

300 Colonial Center Parkway, Suite 600

Roswell, Georgia 30076

(Name and address of agent for service)

(470) 277-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)(4)
Common Stock, par value $0.01 per share	2,155,280	$87.05	$187,617,124	$24,352.70

(1)	This Registration Statement (this “Registration Statement”) registers the issuance of an aggregate 2,155,280 shares of the common stock of SiteOne Landscape Supply, Inc. (the “Company”), par value $0.01 per share (the “Common Stock”), comprised of 1,600,000 shares of Common Stock reserved for issuance under the 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) and 555,280 shares of Common Stock that were previously authorized to be issued under the 2016 Omnibus Employee Incentive Plan (the “2016 Plan”) and remain available for issuance. For more details, please see the explanatory note following this page.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the 2020 Plan as a result of any stock dividend, stock split, recapitalization or other similar adjustment of the Company’s Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the common stock of SiteOne Landscape Supply, Inc. as reported on the New York Stock Exchange on May 15, 2020.
(4)	Pursuant to Rule 457(p) under the Securities Act, the registration fee associated with the 555,280 unsold shares under the 2016 Plan may be offset against the total filing fee due for this Registration Statement. Upon filing the Registration Statement on Form S-8 (SEC File No. 333-211422) with the Securities Exchange Commission on May 17, 2016, the Company paid $5,282 to register 2,000,000 shares of Common Stock under the 2016 Plan. Prorating the fee per share of Common Stock yields an offset of $1,466 against the filing fee due for this Registration Statement.

EXPLANATORY NOTE

At the 2020 Annual Meeting of Stockholders of SiteOne Landscape Supply, Inc., a Delaware corporation (the “Company”) on May 13, 2020 (the “Effective Date”), the Company’s stockholders approved the Company’s 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). The Company’s Board of Directors previously approved the 2020 Plan, subject to the approval of the Company’s stockholders.

The 2020 Plan replaced the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan (the “2016 Plan”). The 2020 Plan provides that a maximum of 2,155,280 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) are reserved for issuance under the 2020 Plan, consisting of 1,600,000 shares plus 555,280 shares that were previously authorized for issuance under the 2016 Plan and that, as of the Effective Date, were not subject to outstanding awards (the “Unused Shares”). No further grants of awards will be made under the 2016 Plan; however, outstanding awards granted under the 2016 Plan will remain outstanding and will continue to be administered in accordance with the terms of the 2016 Plan and the applicable award agreements.

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Company to register 2,155,280 shares of the Company’s Common Stock with the Securities and Exchange Commission (the “Commission”), including the Unused Shares, which may be issued under the 2020 Plan.

Concurrently with this Registration Statement, the Company is filing a post-effective amendment to its prior Registration Statement (File No. 333-211422) to deregister the Unused Shares that are being carried forward under this Registration Statement and such prior registration statement will only remain in effect with respect to (i) previously granted awards under the 2016 Plan and (ii) the other equity compensation plans covered by such registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the 2020 Plan, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that the Company has previously filed with the Commission are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 29, 2019;
(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2020;
(c)	the Company’s Current Reports on Form 8-K filed with the Commission on February 12, 2020, April 1, 2020 and May 15, 2020; and
(d)	the description of the Company’s Common Stock, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 2, 2016, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s Third Amended and Restated Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	Section 174 of the DGCL (unlawful dividends); or
•	any transaction from which the director derives an improper personal benefit.

The Company’s Third Amended and Restated Certificate of Incorporation and its Third Amended and Restated By-laws require the Company to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of the Company’s board of directors. The Company’s Third Amended and Restated Certificate of Incorporation and its Third Amended and Restated By-laws provide that the Company is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s Third Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors’ and Officers’ Liability Insurance

The Company has obtained directors’ and officers’ liability insurance which insures against certain liabilities that its directors and officers and the directors and officers of its subsidiaries may, in such capacities, incur.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit No.	Document
3.1	Third Amended and Restated Certificate of Incorporation of SiteOne Landscape Supply, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed May 16, 2019).
3.2	Third Amended and Restated By-Laws of SiteOne Landscape Supply, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed May 16, 2019).
5.1	Opinion of King & Spalding LLP.
10.1	SiteOne Landscape Supply, Inc. 2020 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed May 15, 2020).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of King & Spalding LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages).

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on May 20, 2020.

SiteOne Landscape Supply, Inc.

By:	/s/ Briley Brisendine
	Name:	Briley Brisendine
	Title:	Executive Vice President, General Counsel and Secretary

KNOW BY ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Briley Brisendine, Doug Black and John T. Guthrie as true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 20, 2020 by the following persons in the capacities indicated.

Signature	Title

/s/ Doug Black	Chairman and Chief Executive Officer
Doug Black	(Principal Executive Officer), Director

/s/ John T. Guthrie	Executive Vice President, Chief Financial Officer and Assistant
John T. Guthrie	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ William W. Douglas, III	Director
William W. Douglas, III

/s/ Fred M. Diaz	Director
Fred M. Diaz

/s/ Larisa J. Drake	Director
Larisa J. Drake

/s/ W. Roy Dunbar	Director
W. Roy Dunbar

/s/ Jeri L. Isbell	Director
Jeri L. Isbell

/s/ Jack L. Wyszomierski	Director
Jack L. Wyszomierski